Exhibit 10.1

$1,838,333.00	June 15, 2020
Albuquerque, New Mexico

PROMISSORY NOTE

For value received, LAVENDER FIELDS, LLC, a New Mexico limited liability company, whose address is 333 Rio Rancho Drive, Suite 202, Rio Rancho, New Mexico 87124 (hereinafter “Maker”), promises to pay to the order of MESOAM LLC, a New Mexico limited liability company, whose address is P. O. Box 91808, Albuquerque, New Mexico 87199-1808 (together with its successors and assigns, hereinafter “Payee”), the sum of One Million Eight Hundred Thirty-eight Thousand Three Hundred Thirty Three and No/100ths Dollars ($1,838,333.00) in the following manner:

One (1) payment in the amount of Nine Hundred Nineteen Thousand One Hundred Sixty-seven and No/100 Dollars ($919,167.00) on or before June 15, 2021, and one (1) payment in the amount of Nine Hundred Nineteen Thousand One Hundred Sixty-six and No/100 Dollars ($919,166.00) on or before June 15, 2022, which payments shall not include any interest.

Except in the event that the Default Rate (as defined below) is triggered, this Note shall not bear any interest whatsoever. When timely or early installments are paid, they shall be applied wholly to the unpaid principal amount. This Note may be prepaid in full or in part at any time without penalty.

Payment of this Note is secured by a Mortgage of even date given by Maker, as mortgagor, to Payee, as mortgagee, encumbering certain real and personal property located in the County of Bernalillo, State of New Mexico (the “Mortgage”). Upon the occurrence of any of the following events, Payee may, at its sole option, declare the entire unpaid principal balance of this Note and all unpaid, accrued interest thereof, immediately due and payable:

(a)       Failure of Maker to make any monthly installment payment provided for in this Note when due and payable and such failure continues for fifteen (15) days after written notice thereof to Maker; or

(b)       An occurrence of any other “Event of Default” as defined in the Mortgage.

The failure of Payee to exercise the foregoing option or any other right or remedy available hereunder or under the Mortgage, at law or in equity, shall not constitute a waiver of, or impair, the right to exercise said option or any other right or remedy in the event of any continuing or subsequent such default. Upon the occurrence of any event enumerated under paragraphs (a) or (b), above, interest on the then outstanding principal balance of this Note will accrue thereafter at the “Default Rate” of twelve percent (12%) per annum. Maker hereby waives presentment, protest, demand, notice of nonpayment, notice of dishonor, notice of protest, and all other demands and notices with respect to this Note, and hereby agrees that no extension of time for payment of this Note, either principal or interest, and no waiver of any existing default and no indulgence of any sort shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note. In the event either party hereto or any subsequent party entitled to enforce its rights under this Note takes legal action to enforce this Note, the prevailing party in such legal action will be entitled to recover its reasonable attorneys’ fees and other costs of enforcement.

Lavender Fields, LLC,
a New Mexico limited liability company

By:	/s/ Carey A. Plant
Name: Carey A. Plant
Its: Vice President

Promissory Note